UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 10, 2026

CHESAPEAKE UTILITIES CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-11590	51-0064146
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

500 Energy Lane, Dover, DE 19901

(Address of principal executive offices, including Zip Code)

(302) 734-6799

(Registrant’s Telephone Number, including Area Code)

(Former name, former address and former fiscal year, if changed since last report.)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock - par value per share $0.4867	CPK	New York Stock Exchange

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

The information set forth in Item 2.03 with respect to the certain Note Purchase Agreement, dated November 10, 2026 (the “Note Purchase Agreement”), by and among Chesapeake Utilities Corporation, a Delaware corporation (the “Company”) and the purchasers named therein (collectively, the “Purchasers”) is incorporated herein in its entirety.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Note Purchase Agreement

On November 10, 2026, the Company and the Purchasers executed the Note Purchase Agreement which authorized the sale and purchase of $250 million of aggregate principal amount of unsecured senior notes (collectively, the “Senior Notes”). $150 million of the Senior Notes closed and funded on November 10, 2026 and $100 million is expected to fund on or about December 10, 2026. The Senior Notes consist of (a) $150 million aggregate principal amount of 5.84% Series 2026-A Senior Notes due March 15, 2032 (the “Series 2026-A Notes”), (b) $50 million aggregate principal amount of 5.74% Series 2026-B Senior Notes due December 10, 2029 (the “Series 2026-B Notes”) and (c) $50 million aggregate principal amount of 6.09% Series 2026-C Senior Notes due December 10, 2036 (the “Series 2026-C Notes”).

The following is a summary of the material terms to which the Senior Notes will be subject.

a.

Maturity Dates: The outstanding principal balance of each of the Senior Notes will be due and payable on its Maturity Date (as defined in the first paragraph of each note): March 15, 2032 for the Series 2026-A Notes, December 10, 2029 for the Series 2026-B Notes and December 10, 2036 for the Series 2026-C Notes.

b.

Interest: Interest payments on the Series 2026-A Notes will be payable semiannually on March 15 and September 15 of each year, commencing on March 15, 2027. Interest payments on the Series 2026-B Notes and the Series 2026-C Notes will be payable semiannually on June 10 and December 10 of each year, commencing on June 10, 2027.

c.

Optional Prepayment; Acceleration Upon Events of Default; Prepayment Required by Noteholders Upon Diversification Event: The Company may, at its option, upon notice, prepay at any time all, or from time to time any part of, the Senior Notes, in an amount not less than $2 million of the aggregate principal amount of the Senior Notes then outstanding in the case of a partial prepayment, at 100% of the principal amount so prepaid, together with interest accrued thereon to the date of such prepayment, and the Make-Whole Amount (as defined in the Note Purchase Agreement) determined for the prepayment date with respect to such principal amount. Subject to the terms and conditions therein, so long as no default or event of default shall then exist or will arise therefrom, the Company may prepay (a) all of the Series 2026-A Notes then outstanding (but not the Series 2026-C Notes) on or after February 15, 2032, (b) all of the Series 2026-B Notes then outstanding (but not the Series 2026-A Notes or the Series 2026-C Notes) on or after November 10, 2029 and (c) all of the Series 2026-C Notes then outstanding on or after September 10, 2036, in each case at 100% of the principal so prepaid, together with interest accrued thereon to the date of such prepayment, but without any Make-Whole Amount.

The Senior Notes may be accelerated by the occurrence of certain payment defaults or insolvency events as set forth in the Note Purchase Agreement. The Senior Notes may be accelerated by the Required Holders (as defined in the Note Purchase Agreement) upon any other events of default. The Note Purchase Agreement includes customary events of default to which the Senior Notes are subject, including payment default on the Senior Notes and certain other indebtedness and obligations of the Company and bankruptcy, insolvency or similar events. Upon a Diversification Event (as defined in the Note Purchase Agreement), Noteholders may, at their option, declare outstanding Senior Notes to be due and payable in full.

d.

Covenants: The Note Purchase Agreement sets forth certain business and financial covenants to which the Company is subject when any of the Senior Notes are outstanding, including covenants that limit or restrict the ability of the Company and its subsidiaries to incur certain indebtedness and to incur certain liens and encumbrances on any of its property.

This Form 8-K does not constitute an offer to sell or a solicitation of an offer to buy any Senior Notes. The Senior Notes will not be and have not been registered under the Securities Act of 1933, as amended, or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirement.

The description above is only a summary of the material provisions of the Note Purchase Agreement and is qualified in its entirety by reference to the copy of the Note Purchase Agreement which is filed as Exhibit 4.1 to this current report on Form 8-K and is incorporated herein by reference thereto.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Numbers	Description

4.1	Note Purchase Agreement, dated as of November 10, 2026, by and among the Company and purchasers thereto.*

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

*

Certain information in this agreement has been omitted pursuant to Item 601(b)(2) of Regulation S-K. A copy of any omitted information will be furnished to the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

CHESAPEAKE UTILITIES CORPORATION

/s/ Jeffrey S. Sylvester
Jeffrey S. Sylvester
Senior Vice President and Chief Financial Officer

Date: November 10, 2026